                       PORTIONS OF THIS EXHIBIT HAVE BEEN
                        OMITTED AND FILED SEPARATELY WITH
                          THE COMMISSION PURSUANT TO A
                       REQUEST FOR CONFIDENTIAL TREATMENT
                       UNDER RULE 24(B)-2. THE LOCATION OF
                        THOSE OMITTED PORTIONS IS DENOTED
                                  BY ASTERISKS.



                                                                     Exhibit 2.1

                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

                                 BY AND BETWEEN

                                      NABI

                                       AND

                                   CSL LIMITED

                                 June 25th, 2001

                           AGREEMENT FOR PURCHASE AND
                                 SALE OF ASSETS

     THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS (this "Agreement") is made and entered into effective as of June 25th, 2001 by and between Nabi, a Delaware corporation (the "Seller"), and CSL Limited, A.C.N. 051 588 348, an Australian Capital Territory corporation (the "Buyer").

                                   BACKGROUND

     The Seller owns and operates 47 antibody collection centers at various sites throughout the United States (the "Centers") and the testing laboratory identified on Appendix A attached hereto (the "Laboratory") (collectively the "Transferred Antibody Collection Business"). The Buyer desires to purchase from the Seller the assets, properties and rights described herein and to assume from the Seller the liabilities described herein, and the Seller desires to sell such assets, properties and rights and to have such liabilities assumed, all on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

                                   ARTICLE 1
                           PURCHASE AND SALE OF ASSETS

     1.1. Assets To Be Transferred. Except as otherwise provided in Section 1.2 below and subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined) the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Seller's right, title and interest in and to the following assets, with such changes, deletions or additions thereto as may occur from the date hereof to the Closing in the ordinary course of business and consistent with the terms and conditions of this Agreement (collectively, the "Assets"):

     (a) those certain parcels of real property listed on Schedule 1.1(a) attached hereto (including all buildings, improvements and structures located thereon and all appurtenances thereto) (collectively, the "Owned Properties");

     (b) all of the leasehold interests and rights of the Seller (the "Leasehold Interests") under the tenant space leases, ground leases and other leases of real property listed on Schedule 1.1(b) attached hereto (collectively, the "Leases") (the Owned Properties and the Leasehold Interests are hereinafter referred to collectively as the "Real Properties" and individually as a "Real Property");

     (c) except to the extent set forth on Schedule 1.1(c) attached hereto (the parties agree that such list is not final and is subject to mutual discussion and approval prior to

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

Closing), all fixtures, furnishings, furniture, office supplies, tools, machinery and equipment owned or leased by the Seller, located on the Real Properties or at the Laboratory and used in the operation of the Centers and the Laboratory (collectively, the "Equipment");

     (d) all fixed assets, other than Equipment owned or leased by the Seller, located on the Real Properties or at the Laboratory and used in the operation of the Centers and the Laboratory (collectively, the "Fixed Assets");

     (e) all the plasma inventories and related supplies identified on Schedule 1.1(e) attached hereto (the "Plasma Inventory") and all inventories of general production supplies located on the Real Properties and used in the operation of the Centers and the Laboratory as they are currently being operated (the "Supplies Inventory");

     (f) those certain contracts, agreements, arrangements and/or commitments listed on Schedule 1.1(f) attached hereto (the "Contracts");

     (g) the licenses and permits identified on Schedule 1.1(g) attached hereto (except for those relating to hepatitis B programs);

     (h) all business and financial records and personnel and donor records relating exclusively to the Assets or the Centers or the Laboratory (the "Books and Records");

     (i) the assets identified on Schedule 1.1(i) attached hereto (the "Other Assets");

     (j) the Seller's proprietary data bases, donor lists and records, donor center technical guides, quality control and training manuals, specialty guides and standard operating procedures with respect to the operations of the Centers and the Laboratory (the "Transferred Intellectual Property"); and

     (k) good will related to the Transferred Antibody Collection Business.

     In addition, at the Closing, the Seller shall execute and deliver (i) the Laboratory Subleases dated as of the Closing Date substantially in the form attached hereto as Exhibit A (the "Laboratory Subleases"), (ii) the Testing Contracts dated as of the Closing Date substantially in the form attached hereto as Exhibits B-1 and B-2 (the "Testing Contracts") (the parties agree that the form, terms and conditions of the Testing Contracts are not final and are subject to mutual discussion and approval prior to Closing) and (iii) the DMS Sublicense dated as of the Closing Date substantially in the form attached hereto as Exhibit C (the "DMS Sublicense").

     1.2. Excluded Assets. The Seller is not selling, assigning, transferring or conveying to the Buyer any assets, rights or properties of the Seller not specifically referred to in Section 1.1. Without limiting the foregoing, the following assets, rights and properties are excluded from the transactions contemplated in this Agreement (the "Excluded Assets"):

     (a) the Seller's cash and bank accounts other than cash on hand at the Centers which, though not included in the Assets, will be made available to the Buyer and accounted for in the adjustments contemplated by Section 3.2(b);

     (b) the Seller's accounts receivable including, without limitation, intra-company accounts receivable from other divisions of the Seller and accounts receivable from subsidiaries and affiliates of the Seller and amounts owed to the Seller by or claims by the Seller against third parties, including any right or claim to refunds or deposits (other than those for which the Seller is reimbursed by the Buyer pursuant to Section 3.2(b);

     (c) subject to the provisions of Section 7.1, any right, title and interest in and to the trade name "Nabi" and all related trademarks, service marks and other registrations;

     (d) subject to the provisions of Section 7.5, and except for the Transferred Intellectual Property, all intellectual property, software, patents, trade secrets, know-how and other information proprietary to the Seller (the "Retained Intellectual Property"); and

     (e) the Seller's rights and obligations arising out of or related to that certain Plasma Purchase Agreement between the Seller and Bayer Corporation dated as of 1 January 1995, as amended (the "Bayer Supply Agreement").

     1.3. Assignment of Assets.

     (a) To the extent that any lease, contract, agreement, sales or purchase order, commitment, property interest, qualification or other Asset described in
Section 1.1, and not otherwise excluded in Section 1.2, that is to be sold, assigned, transferred or conveyed to, or assumed by, the Buyer hereby cannot be sold, assigned, transferred, conveyed or assumed without the approval, consent or waiver of any third person (including any government or governmental unit), or if such sale, assignment, transfer, conveyance or assumption would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not (unless and until such consent, approval or waiver is obtained) constitute a sale, assignment, transfer, conveyance or assumption thereof, or an attempted sale, assignment, transfer, conveyance or assumption thereof; provided, however, that the Seller shall make arrangements reasonably satisfactory to the Buyer to provide the benefits of any such lease, contract, agreement, sales or purchase order, commitment, property interest, qualification or other Asset described in Section 1.1 to the Buyer at no additional cost and on no less favorable terms than would be the case if such sale, assignment, transfer or conveyance could be accomplished as contemplated by this Agreement, so long as doing so shall not require the Seller to make any financial concessions to any third party which the Buyer has not agreed in writing to reimburse.

     (b) The Seller shall not be obligated to sell, assign, transfer or convey to the Buyer any of its rights and obligations in and to a particular Asset without first obtaining all approvals, consents or waivers necessary to effect such sale, assignment, transfer or conveyance with respect to such particular Asset. The Seller shall use good faith efforts, and the Buyer shall cooperate with the Seller, to obtain all necessary approvals, consents or waivers, and to resolve any impracticalities of transfer referred to in Section 1.3(a) necessary to sell, assign, transfer or convey the Assets to the Buyer as soon as practicable; provided, however, that the Seller shall not be obligated to make any financial concessions to any third party from whom such approval, consent or waiver is requested; and provided further, that in obtaining such consents, the Seller shall not, without the Buyer's prior written consent, agree or enter into any material modification or amendment to any contract, lease or other agreement relating to any of the Assets.

     1.4. Obtaining Permits and Licenses. The Buyer shall be responsible for obtaining all permits and licenses required by any governmental agency with respect to the Centers, the Laboratory or the Assets after the Closing. The Seller will cooperate reasonably with the Buyer in obtaining such permits and licenses. At the Closing, to the extent permitted by law, the Seller shall transfer such permits and licenses to the Buyer. To the extent that any such permits or licenses cannot be lawfully transferred to the Buyer, the Seller shall have the right to cancel such non-transferable permits or licenses or any bonds, guarantees or undertakings by the Seller now applicable to the Centers, the Laboratory or the Assets; provided, however, that to the extent permitted by law the Seller shall allow the Buyer to operate under such permits and licenses for a term of one hundred eighty (180) days following the Closing, and the Seller shall make no such cancellation during such time.

                                   ARTICLE 2
                       LIABILITIES AND OBLIGATIONS ASSUMED

     2.1. Assumed Liabilities and Obligations. At the Closing, the Buyer shall assume and shall thereafter pay, discharge and perform in the ordinary course all obligations arising after the Closing Date (as hereinafter defined) (a) under the Leases, Contracts and the other items (the "Assumed Obligations") listed in the Assumed Obligations Schedule attached as Schedule 2.1(a) hereto (the "Assumed Obligations Schedule") and (b) liabilities to employees as described on Schedule 2.1(b) attached hereto (the "Assumed Employee Liabilities"). In addition, at the Closing the Buyer shall execute and deliver the Laboratory Sublease, the Testing Contracts and the DMS Sublicense.

     2.2. No Other Liabilities or Obligations Assumed. The Buyer does not assume and shall not be liable for any liabilities or obligations of the Seller other than as set forth in Section 2.1. The Seller shall remain responsible for all liabilities and obligations related to the Transferred Antibody Collection Business arising prior to the Closing Date except for the Assumed Employee Liabilities.

                                   ARTICLE 3
                                  THE CLOSING

     3.1 Closing and Closing Date. The term "Closing" shall mean the closing of the transactions contemplated by this Agreement. The Closing shall take place at the offices of Nutter, McClennen & Fish, LLP, One International Place, Boston, Massachusetts, at 10:00

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A.M., local time, on Tuesday, August 28th, 2001, or on the fifth (5th) business day after the conditions set forth in ARTICLE 8 have been satisfied or waived, whichever is earlier, or at such other date, place and time as may be agreed upon by the parties, it being understood that the parties shall endeavor to close at the earliest practicable date, time being of the essence of this Agreement. The term "Closing Date" shall mean the date the Closing takes place and the transactions provided for herein shall be effective as of the close of business on the Closing Date.

     3.2. Purchase Price.

     (a) In full consideration of the sale, transfer, assignment, conveyance and delivery of the Assets, and subject to the terms and conditions of this Agreement, the Buyer shall pay to the Seller at the Closing the amount of One Hundred Fifty Two Million Dollars (US$152,000,000) (the "Purchase Price"), subject to adjustment as hereinafter provided in this ARTICLE III, by wire transfer of immediately available funds to the bank account or accounts specified by the Seller for such purpose.

     (b) The following items are to be adjusted between the Buyer and the Seller as of 11:59 p.m. of the day immediately preceding the Closing Date with respect to the Real Properties.

          (i) real property taxes and assessments, on the basis of the fiscal year for which assessed;

          (ii) water rates and charges;

          (iii) sewer taxes and rents;

          (iv) common area maintenance costs, enclosed mail charges, merchants' association dues and all other fees, charges, rents, payments, costs or expenses due pursuant to any agreement affecting any Real Property;

          (v) electricity charges and all other utilities which are supplied to the Real Properties;

          (vi) personal property taxes, if any;

          (vii) base, minimum, ground, additional and percentage rents payable and receivable pursuant to the Leases;

          (viii) fuel, if any, and all taxes thereon, on the basis of readings taken as close as possible to the Closing Date;

          (ix) deposits with utility companies and fees and charges for transferable governmental permits and licenses;

          (x) security deposits under all Leases;

          (xi) cash on hand at the Centers; and

          (xii) except as may be otherwise provided herein, all other expenses incurred in connection with the operation by the Seller of any of the Real Properties shall be prorated as of 11:59 p.m. on the day preceding the Closing Date, with the result that those expenses that are attributable to the period prior to the Closing Date shall be the obligation of the Seller and those attributable to the period from and after the Closing Date shall be the obligation of the Buyer.

To the extent reasonably practicable, all such adjustments shall be reflected in the Purchase Price paid at the Closing; otherwise, they shall be made through payments by the Seller to the Buyer or by the Buyer to the Seller, as the case may be, from time to time as items become ascertainable, in each case without interest.

     3.3. Alternative Arrangements. If the Seller is unable at Closing for any reason whatsoever to assign and transfer a particular Center to the Buyer, including without limitation due to the failure of any landlord to consent to the transfer of a lease relating to a particular Center, then the transactions contemplated by this Agreement shall nevertheless proceed and the Seller shall assign and transfer the Assets relating to any such Center which can be assigned and transferred, excluding the Assets which cannot be assigned or transferred, without any reduction in the Purchase Price; provided that (i) the Seller shall make arrangements regarding any or all such excluded Assets for the Buyer pursuant to Section 1.3(a), pursuant to a management agreement or other structure reasonably acceptable to the Buyer and the Seller, and (ii) if at any time after the Closing Date the Seller can lawfully assign and transfer a particular excluded Asset to the Buyer, then the Seller shall without additional consideration promptly assign and transfer to the Buyer such excluded Asset.

     3.4. [Reserved.]

     3.5. Adjustment of Purchase Price Based on Assumed Employee Liabilities and Plasma Inventory.

     (a)(i) Nine months after the Closing Date (or if such date is not a business day, on the first business day following nine months after the Closing
Date), the Buyer shall deliver to the Seller a schedule setting forth in reasonable detail (i) the amount of Assumed Employee Liabilities actually paid by the Buyer during such nine-month period and (ii) the amount of Assumed Employee Liabilities the Buyer reasonably believes in good faith it may yet have to pay ("Employee Liabilities Reserves") (the total of such amounts is hereinafter referred to as the "Total Actual and Proposed Payment"). If the Total Actual and Proposed Payment is less than one million dollars ($1,000,000), the Buyer shall pay to the Seller within five business days, without interest, the difference between one million dollars ($1,000,000) and the Total Actual and Proposed Payment, and if the Total and Actual Proposed Payment is more than one million dollars ($1,000,000), the Seller shall pay to the Buyer, within five business days, without interest, the difference between one million dollars ($1,000,000) and the Total and Proposed Payment. If the Total Actual and Proposed Payment (A) is more than one million

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dollars ($1,000,000) and (B) includes Employee Liabilities Reserves which prove to be in excess of the amounts actually paid by the second anniversary of the Closing Date, then on such date (or if such date is not a business day, on the first business day following such date) the Buyer shall pay to the Seller, with interest at the prime rate from time to time published in The Wall Street Journal, from the date of the Seller's earlier payment to the Buyer under this
Section 3.5(a) until the date payment is made, the difference between the amount of the Employee Liabilities Reserves and the amount of the Employee Liabilities Reserves the Buyer has actually paid. If the Total Actual and Proposed Payment
(A) is more than one million dollars ($1,000,000) and (B) includes Employee Liabilities Reserves which prove to be less than the amounts actually paid, then the Seller shall pay to the Buyer, on request, without interest, the difference between the amount of the Assumed Employee Liabilities the Buyer has actually paid and the aggregate amount the Seller has previously paid to the Buyer under this Section 3.5(a).

          (ii) Upon the written request of the Seller, the Buyer shall permit the Seller and its representatives to have access during normal business hours to such records of the Buyer as may be reasonably necessary to verify the accuracy of the schedule furnished to the Seller by the Buyer pursuant to Section 3.5(a)(i) and other information relevant to determine any payments which may be due under Section 3.5(a)(i). Such verification shall be conducted at the Seller's expense and the Seller agrees that all information obtained in connection therewith shall be held in confidence by it.

     (b)(i) On the last Sunday prior to the Closing Date, a physical inventory shall be taken of the Plasma Inventory under the joint supervision of representatives of the Seller and the Buyer. Such inventory shall then be corrected to the date of Closing and valued by the Seller at its cost in accordance with accounting principles consistently applied by the Seller in reflecting the cost of Plasma Inventory for purposes of its published financial statements. If the value of the Plasma Inventory determined as provided in this
Section 3.5(b) exceeds ten million dollars ($10,000,000), on the thirtieth business day following the Closing Date the Buyer shall pay to the Seller, without interest, the amount of such excess, and if the value of the Plasma Inventory determined as provided in this Section 3.5(b) is less than ten million dollars ($10,000,000), the Seller shall pay on the thirtieth business day following the Closing Date to the Buyer the amount of such deficiency, without interest.

          (ii) Upon the written request of the Buyer, the Seller shall permit the Buyer and its representatives to have access during normal business hours to such records of the Seller as may be reasonably necessary to verify the accuracy of valuation contemplated by Section 3.5(b)(i). Such verification shall be conducted at the Buyer's expense and the Buyer agrees that all information obtained in connection therewith shall be held in confidence by it.

     3.6. Instruments of Conveyance. The sale, transfer, assignment, conveyance and delivery of the Assets by the Seller to the Buyer shall be effected by the execution and delivery of:


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     (a) a bill of sale and assumption of liabilities substantially in the form attached hereto as Exhibit D; and

     (b) such other documents and instruments of conveyance, sale, transfer and assignment, in proper form for recording and in form and substance reasonably satisfactory to counsel for the Buyer, as shall be necessary to sell, transfer, assign and convey to, and to vest in, the Buyer, good and marketable title to the Assets, free and clear of the security interests referred to in Schedule 4.4(b).

     3.7. Allocation of Purchase Price. Prior to the Closing Date the Purchase Price shall be allocated among the Assets as mutually agreed by the Buyer and the Seller. The parties shall report all taxes in a manner consistent with such allocation, and no party shall take any inconsistent position upon any examination of any tax return, in any refund claim, or in any litigation, investigation or otherwise.

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Buyer as follows:

     4.1. Organization, Existence and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and all other agreements entered into or delivered in connection with the transactions contemplated hereby. The Seller is qualified to do business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect (as hereinafter defined). The Seller has all authorizations, approvals, orders, licenses, certificates and permits of and from all governmental or regulatory bodies necessary to own and/or lease the properties and assets employed by the Seller in the conduct of the Transferred Antibody Collection Business and to conduct the business and operations of the Transferred Antibody Collection Business as currently conducted, except where the failure to do so would not have a Material Adverse Effect. For purposes of this Agreement, a "Material Adverse Effect" shall mean any matter with an adverse financial impact to the Buyer of five hundred thousand dollars ($500,000) or more.

     4.2 Authorization; Execution and Delivery; No Violation. The execution, delivery and performance of this Agreement and all other agreements entered into in connection with the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, constitutes the valid and binding obligation of the Seller, and is enforceable in accordance with its terms. All other agreements to be entered into at the Closing by the Seller in connection with the transactions contemplated hereby will be duly executed and delivered by the Seller, will constitute the valid and binding obligations of the Seller, and will be enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement does not, and all other agreements entered into in

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connection with the transactions contemplated hereby by the Seller will not, violate, conflict with, result in a breach of or constitute a default under (or an event which with due notice or lapse of time, or both, would constitute a breach of or default under) or result in the creation of any lien, security interest or other encumbrance under (a) the Certificate of Incorporation or By-laws of the Seller, as amended to date, (b) any note, agreement, contract, license, instrument, lease or other obligation to which the Seller is a party or by which it is bound, and which affects the Assets, (c) any judgment, order, decree, ruling or injunction or (d) any statute, law, regulation or rule of any governmental agency or authority.

     4.3. Regulatory Approvals and Consents. Except for compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and applicable comparable foreign laws, no consent, authorization, or waiver by or filing with any governmental agency is required in connection with the execution or performance of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby, except such that the absence of which will not have a Material Adverse Effect.

     4.4. Title.

     (a) Except as set forth in Schedule 4.4(a), the Seller has good and marketable title to each parcel of Owned Property free and clear of all liens, claims and encumbrances other than (i) imperfections of title, easements, pledges, charges, restrictions and encumbrances, including without limitation, survey matters and mechanics' liens, if any, that do not materially detract from the value of the property subject thereto or materially interfere with the manner in which it is currently being used in the Transferred Antibody Collection Business or materially impair the operations of the Transferred Antibody Collection Business, and (ii) taxes and general and special assessments not in default and payable without penalty or interest.

     (b) The Seller has good and marketable title to the Equipment, Fixed Assets, Plasma Inventory and Supplies Inventory. Except to the extent set forth in Schedule 4.4(b) attached hereto, the Equipment, Fixed Assets, Plasma Inventory and Supplies Inventory are not subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except for those imperfections of title and encumbrances, if any, that (a) are not substantial in character, amount or extent and do not materially detract from the value of the properties subject thereto; (b) do not materially and adversely interfere with either the present or continued use of such property or materially and adversely affect the conduct of normal operations of the Centers or the Laboratory; and (c) have arisen only in the ordinary course of business.

     (c) Notwithstanding the other provisions of this Section 4.4, the Assets shall be conveyed by the Seller to the Buyer at the Closing free and clear of all liens, claims and encumbrances of any nature whatsoever which are security for the payment of money.

     4.5. Contracts and Leases. Except as set forth in Schedule 4.5 attached hereto, neither the Seller nor, to the knowledge of the Seller, any other party is in breach of or in default under any Contract or Lease, and there exists no condition or event which after the lapse of time or notice (or both) would constitute any such breach or default, except for such breaches or defaults (if any) which would not have a Material Adverse Effect.

     4.6. Absence of Certain Changes or Events. Since December 31, 2000, there has not been: (a) except for general business conditions, any material adverse change in the Transferred Antibody Collection Business or any event or condition which to the Seller's knowledge would have a Material Adverse Effect, or (b) any damage, destruction or loss, whether covered by insurance or not, suffered by the Transferred Antibody Collection Business which has had a Material Adverse Effect.

     4.7. Litigation; Compliance with Laws. Except as set forth on Schedule 4.7 attached hereto, there is no action, lawsuit, proceeding, claim, controversy, arbitration or investigation pending or, to the Seller's knowledge, threatened against, or directly involving, the Transferred Antibody Collection Business or the Assets. There is no unsatisfied or outstanding order, writ, judgment, injunction or decree affecting the Transferred Antibody Collection Business or the Assets. To the knowledge of the Seller, and except as set forth on Schedule 4.7, the Transferred Antibody Collection Business or the Assets has complied and is complying with all laws, ordinances, and governmental rules and regulations applicable to it and its properties, assets and business, the non-compliance with which would have a Material Adverse Effect, and has obtained all material government licenses, permits and authorizations necessary for the ownership of its properties and the conduct of its business as currently conducted, the lack of which would have a Material Adverse Effect.

     4.8. Environmental Matters. With respect to the Transferred Antibody Collection Business and the Assets, the Seller is in compliance with all applicable existing federal, state and local laws and regulations relating to protection of the environmental or imposing liability or standards of conduct concerning any Hazardous Material (as hereinafter defined) ("Environmental Laws"), except where such noncompliance would not have a Material Adverse Effect. The term "Hazardous Material" means (a) any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any "hazardous waste" as defined by the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous, or toxic chemical, material, waste or substance regulated under or within the meaning of any other law or regulation protecting the environment. There is no alleged or, to the Seller's knowledge, potential liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) of the Seller with respect to the Transferred Antibody Collection Business or the Assets arising out of, based on or resulting from (i) the presence or release into the environment of any Hazardous Material at any site owned or leased by the Seller or (ii) any violation or alleged violation of any Environmental Law, which alleged or potential liability if adversely determined would have a Material Adverse Effect.

     4.9. Employees; Employee Relations.

     (a) Attached hereto as Schedule 4.9 is a list of (i) all current employees of Seller assigned exclusively to the Transferred Antibody Collection Business, and (ii) a correct and complete list setting forth the name, job title and current hourly or salaried rate of compensation of each such employee with a salaried rate of $50,000 or more in 2000 from the Seller in earnings subject to employment income tax.

     (b) With respect to the Transferred Antibody Collection Business, to the Seller's knowledge, the Seller is in material compliance with all federal, state and municipal laws respecting employment, employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.

     (c) The Seller is not a party to any collective bargaining agreement with respect to the Transferred Antibody Collection Business. No labor union or similar organization represents the employees of the Transferred Antibody Collection Business and, to the knowledge of the Seller, no such organization is attempting to organize such employees.

     4.10. Certain Agreements. The Seller with respect to the Transferred Antibody Collection Business is not a party to, or liable in connection with, and has not granted any written or oral, express or implied:

     (a) material agreement or arrangement for the sale of any of its assets, property or rights outside the ordinary course of business;

     (b) agreement restricting the Transferred Antibody Collection Business from conducting business anywhere in the world; or

     (c) joint venture contract or similar arrangement or agreement which is likely to involve a sharing of profits of the Transferred Antibody Collection Business or future payments.

     4.11. Consents. Except as listed on Schedule 4.11 attached hereto, no consent or approval of any third party or governmental body is required for the consummation by the Seller of the transactions contemplated by this Agreement or the sale, assignment, transfer, conveyance and delivery of the Assets to the Buyer, except for such consents or approvals which the failure to obtain will not have a Material Adverse Effect.

     4.12. ERISA.

     (a) Except as set forth on Schedule 4.12(a) attached hereto, with respect to the Transferred Antibody Collection Business the Seller does not now maintain or make contributions to any employee benefit plan which is subject to the minimum funding standards of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Except as set forth on Schedule 4.12(a) attached hereto, with respect to the Transferred Antibody Collection Business the Seller does not now maintain or make contributions to and has not at any time in the past sixty (60) months maintained or made contributions to any multi-employer plan subject to the terms of the Multi-Employer Pension Plan Amendment Act of 1980.

     (b) Schedule 4.12(b) attached hereto lists all employee benefit plans of the Seller with respect to the Transferred Antibody Collection Business which are not listed on Schedule 4.12(a) (the plans listed in Schedules 4.12(a) and (b) are referred to herein as the "Plans").

     (c) To the Seller's knowledge, the Plans have been maintained in all material respects in accordance with the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code").

     4.13. Plasma Inventory. Subject to the reserves reflected on Schedule 1.1(e), the Plasma Inventory is in all material respects in good, merchantable and usable condition and of a quality and quantity salable in the ordinary course of business.

     4.14. Finder. The Seller has not retained the services of any person, firm or entity as a finder or broker, or incurred any liability for any brokerage or finder's fees or commissions, in connection with the transactions contemplated hereby, except for Stonebridge Associates, LLC, the fees for which shall be borne solely by the Seller.

     4.15. Selected Financial Information. The written direct cost information provided to the Buyer has been prepared from the books and records of the Seller and is presented in a manner that, when combined with the corresponding costs for the Retained Centers (as hereafter defined), is consistent with the antibody segment disclosure in the Seller's financial reports on Form 10K for 1999 and 2000. All such information is fairly presented in accordance with U.S. generally accepted accounting principles consistently applied. Each Center's volume information for fiscal years 1999 and 2000 as set forth in Schedule 4.15 attached hereto is true and correct.

     4.16. Sufficiency of the Assets. Except as would not have a Material Adverse Effect, (i) all Real Property, Equipment, Fixed Assets, Plasma Inventory (to the extent being transferred hereby), Supplies Inventory, Contracts, legally transferable licenses and permits, Books and Records, Other Assets, and Transferred Intellectual Property used in the Transferred Antibody Collection Business are being transferred by the Seller to the Buyer hereunder, and (ii) such Assets, together with the rights and services provided to the Buyer pursuant to the provisions of this Agreement and the Exhibits hereto, shall provide the Buyer with all necessary rights and assets to continue to operate the Transferred Antibody Collection Business in the same manner as the Seller operated the Transferred Antibody Collection Business prior to the date of this Agreement.

                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Seller as follows:

     5.1. Organization, Existence and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Australian Capital Territory. The Buyer has all requisite power and authority to execute, deliver and perform this Agreement and all other agreements entered into or delivered in connection with the transactions contemplated hereby.

     5.2. Authorization; Execution and Delivery; No Violation. The execution, delivery, and performance of this Agreement and all other agreements entered into in connection with the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the party of the Buyer. This Agreement has been duly executed and delivered by the Buyer, constitutes the valid and binding obligation of the Buyer and is enforceable against it in accordance with its terms. All other agreements to be entered into at the Closing by the Buyer in connection with the transactions contemplated hereby will be duly executed and delivered by the Buyer, will constitute the valid and binding obligations of the Buyer, and will be enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement does not, and all other agreements to be entered into in connection with the transactions contemplated hereby by the Buyer will not, violate, conflict with, result in a breach of or constitute a default under (or an event which with due notice or lapse of time or both, would constitute a breach of or default under) or result in the creation of any lien, security interest or other encumbrance under (a) its charter or By-laws, (b) any note, agreement, contract, license, instrument, lease or other obligation to which the Buyer is a party or by which it is bound, (c) any judgment, order, decree, ruling or injunction or
(d) any statute, law, regulation or rule of any governmental agency or authority.

     5.3. Finder. The Buyer has not retained the services of any person, firm or entities as a finder or broker, or incurred any liability for any brokerage or finder's fee of commissions, in connection with the transactions contemplated hereby, except for Merrill Lynch, the fees for which shall be borne solely by the Buyer.

     5.4. Litigation. There is no action, suit, proceeding or investigation pending or threatened that affects or would affect the ability of Purchaser to execute and deliver this Agreement or the other agreements or documents contemplated hereby or to consummate the transactions contemplated hereby and thereby.

                                   ARTICLE 6
                        ACTIONS PRIOR TO THE CLOSING DATE

     The parties covenant and agree to take the following actions between the date hereof and the Closing Date:

     6.1 Access to Information. The Seller shall afford to the officers, employees and authorized representatives of the Buyer (including, without limitation, independent public accountants, financial advisors and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Transferred Antibody Collection Business to the extent the Buyer shall reasonably deem necessary or desirable and shall furnish to the Buyer or its authorized representatives such additional information concerning the Transferred Antibody Collection Business and the Assets as shall be reasonably requested; provided, however, that the Seller shall not be required to violate any obligation of confidentiality to which the Seller is subject in discharging its obligations pursuant to this Section 6.1. The Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Transferred Antibody Collection Business. If in the course of any investigation pursuant to this Section 6.1, the Buyer's officers, employees or authorized representatives discover any breach of any representation or warranty contained in this Agreement, or any circumstance or condition that upon Closing would constitute such a breach, the Buyer covenants that it will promptly so inform the Seller.

     6.2. Notifications. The Buyer, on the one hand, and the Seller, on the other hand, shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Seller hereto shall promptly notify the Buyer of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the Seller that would have been listed in Schedule 4.7 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

     6.3. Consents of Third Parties; Governmental Approvals.

     (a) The Seller and the Buyer will cooperate and act diligently and reasonably to secure, before the Closing Date, the consents and approvals listed on Schedule 4.11; provided, however, that such action shall not include any requirement to commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

     (b) During the period prior to the Closing Date, the Seller and the Buyer shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any governmental body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement.

     (c) Subject to the terms and conditions of this Agreement, each party shall use its reasonable efforts to cause the Closing to occur.

     6.4. Operations Prior to the Closing Date.

     (a) The Seller shall use reasonable efforts to cause the Transferred Antibody Collection Business to operate substantially as operated prior to the date of this Agreement. Consistent with the foregoing, the Seller shall use its reasonable efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Transferred Antibody Collection Business.

     (b) Notwithstanding Section 6.4(a) except as otherwise contemplated by this Agreement or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), the Seller shall not with respect to the Transferred Antibody Collection Business:

          (i) make any material change in the Transferred Antibody Collection Business or its operations, except such changes as may be required to comply with any applicable requirements of law;

          (ii) make any contract or commitment therefor in excess of $100,000 in the aggregate, except in the ordinary course of the Transferred Antibody Collection Business;

          (iii) except to the extent set forth in Schedule 6.4(b)(iii) attached hereto (for which the consent of the Buyer shall be required, such consent to not be unreasonably withheld), enter into any contract for the purchase of real property or enter into any new lease of real property or exercise any option to extend a Lease;

          (iv) sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any encumbrance on, any of the Assets, other than in the ordinary course of business;

          (v) institute any material increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to the employees of the Transferred Antibody Collection Business, other than in the ordinary course or as required by any such plan or requirements of law;

          (vi) make any general change in the compensation of the employees of the Transferred Antibody Collection Business, other than changes made in accordance with normal compensation practices; or

          (vii) sell or otherwise transfer any Plasma Inventory other than pursuant to (A) Contract (existing as of the date of this Agreement without amendment subsequent to the date of this Agreement), (B) the Bayer Supply Agreement, or (C) sales to the Korean Green Cross in accordance with past practices.

     6.5. Antitrust Law Compliance.

     (a) Within ten days after the date hereof, the Buyer and the Seller shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. The Buyer and the Seller shall also promptly file or cause the filing of any notices, applications and requests required under all foreign federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade. Each party warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in material compliance with the requirements of the HSR Act and any such rules and regulations. The Buyer and the Seller agree to make available to the other party hereto such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file any additional information requested by such agencies under the HSR Act and any such rules and regulations or as may be requested of each of them to submit pursuant to any such foreign laws or regulations.

     (b) In furtherance and not in limitation of the foregoing, the Buyer shall use its good faith efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations.

     (c) Each party hereto shall promptly inform the other of any material communication from the Federal Trade Commission, the Department of Justice or any other governmental body regarding any of the transactions contemplated by this Agreement. If any party receives a request for additional information or documentary material from the Federal Trade Commission, the Department of Justice or any such other governmental body with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The Buyer will advise the Seller promptly in respect of any understandings, undertaking or agreements (oral or written) which the Buyer proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other governmental bodies in connection with the transactions contemplated by this Agreement.

     6.6 Transition and Shared Services. Commencing within ten (10) days after the date hereof, the parties shall cause their representatives to meet as a committee (the "Joint Transition Team") as necessary to jointly plan and manage the transition of the Transferred Antibody Collection Business from the Seller to the Buyer. The Joint Transition Team shall discuss and agree upon operational matters that should be addressed prior to Closing, and the parties at their respective costs shall reasonably cooperate to address such operational matters. The Joint Transition Team shall also discuss and make recommendations with respect to (i) services that should be provided by the Seller to the Buyer or by the Buyer to the Seller for a limited period of time following the Closing, which shall at least include the types of services specified in Schedule 6.6 attached hereto as "Transition" ("Transition Services"), and (ii) services that should be provided by the Seller to the Buyer or by the Buyer to the Seller for an indefinite or extended period of time following the Closing, which shall at least include the types of services specified in Schedule 6.6 attached hereto as "Shared" ("Shared Services"). The parties shall negotiate and mutually agree upon the terms and conditions of a "Transition Services Agreement" for the Transition Services and a "Shared

Services Agreement" for the Shared Services which shall be executed and delivered by the parties at Closing. The Transition Services and the Shared Services shall be provided by one party to the other party "at cost", which shall be further clarified and defined in the Transition Services Agreement and the Shared Services Agreement. The Joint Transition Team shall not have the final authority to conclude the terms of the Transition Services Agreement or the Shared Services Agreement; such authority is reserved to the parties. In the event that the parties for whatever reason fail to negotiate and mutually agree upon the terms of the Transition Services Agreement at the time of Closing, the provisions of Schedule 6.6 shall apply and shall have the effect of a binding legal commitment between the parties on the terms thereof with respect to the Transition Services (and the Shared Services to the extent that the Shared Services are also provided as Transition Services) until such time as a binding Transition Services Agreement is executed and delivered between the parties.

                                   ARTICLE 7
                              ADDITIONAL AGREEMENTS

     7.1. Use of Name. The parties have agreed to certain matters related to the trademark and trade name "NABI" as specified in Schedule 7.1 attached hereto. Between the date of this Agreement and the Closing Date, the parties shall negotiate and mutually agree upon the terms and form of a "Trademark License Agreement" based upon the principal terms specified in such Schedule 7.1, which the parties shall execute and deliver at the Closing.

     7.2 Employees. Effective as of the Closing, the Buyer shall offer employment to the employees of the Transferred Antibody Collection Business listed on Schedule 4.9 hereto at the same salary or wage rates as are in effect under such employees' employment with the Seller on the Closing Date and shall, for a period of not less than six months, provide the employees who accept such offers with the benefits described in Schedule 7.2 attached hereto. Such employees shall receive full credit for years of service with the Seller or any subsidiary of the Seller prior to the Closing Date for all purposes under the Buyer's employee benefit plans and programs. The Buyer may contact and hold discussions with such employees prior to the Closing with respect thereto. With respect to such employees listed on Schedule 4.9, the Seller shall be responsible for the payment of (i) salaries attributable to service with Seller prior to the Closing, and (ii) severance benefits, if any, due and payable under any severance benefit plan or contract maintained by the Seller and the Buyer shall have no responsibility therefor. The Buyer shall offer enrollment in its existing medical and dental plans, waive any enrollment period and pre-existing conditions requirements imposed by the Buyer with respect to such plans, and provide immediate medical and dental coverage to the extent presently provided for in such medical and dental plans to all employees hired by the Buyer and to such employees' dependents. Notwithstanding the foregoing, nothing in this Agreement will (a) create any obligation on the part of the Buyer to continue the employment of any employee for any definite period following the Closing Date or (b) preclude Buyer from altering, amending or terminating any of its employee benefit plans or the participation of any of its employees in these plans at any time. It is expressly understood and agreed to by the parties that, except for the Assumed Employee Liabilities, (x) the Buyer, as a result of the transactions contemplated by this Agreement, shall not assume any liability or obligation of the Seller or any Affiliate (as defined below) of the Seller relating to or arising under any employee benefit plan, program or arrangement maintained or contributed to by the Seller or such Affiliate (whether or not such plan, program or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA); (y) any such liability or obligation shall remain as the responsibility of the Seller or such Affiliate, as the case may be; and (z) the transactions contemplated by this Agreement do not nor are they intended to meet the statutory requirements of ERISA Section 4203 concerning sales of assets. For purposes of this Section 7.2 "Affiliate" shall mean any person or entity which, with respect to the Seller, must be treated as a single employer under any provision of Section 414 of the Internal Revenue Code of 1986, as amended, or Section 4001 of ERISA.

     7.3. Access to Records and Personnel.

     (a) Following the Closing, the Buyer shall (i) upon request, provide the Seller reasonable access to the Books and Records and to the Buyer's employees in connection therewith, and such other assistance as the Seller shall reasonably request with regard to any actual or potential liabilities of the Seller relating to the Transferred Antibody Collection Business which is not being assumed by the Buyer hereunder, and (ii) retain the Books and Records for not less than three years from the Closing Date, or for such period of time as is set forth in Section 6501(a) of the Code governing limitations on assessment and collection of taxes, whichever is longer.

     (b) Following the Closing, the Seller shall (i) upon request, provide the Buyer reasonable access to the Seller's business and financial records and personnel and donor records relevant to the Transferred Antibody Collection Business and the Buyer shall have the right to use the information contained in such records for any lawful purpose, and to the Seller's employees in connection therewith, and (ii) retain such records for not less than three years from the Closing Date (in the event that the Seller determines to discard or destroy any such records, the Seller shall first provide notice to the Buyer who shall have the right to require that such records be transferred to the Buyer at the Buyer's cost). Any information obtained by the Buyer pursuant to this Section 7.3(b) which is not related to the Transferred Antibody Collection Business shall be maintained in confidence, and not used, by the Buyer.

     7.4 Insurance; Risk of Loss. The Seller will keep insurance policies currently maintained with respect to the Assets and the Transferred Antibody Collection Business or suitable replacements therefor, in full force and effect through the close of business on the Closing Date. The Buyer in its sole discretion may maintain insurance coverage for risk of loss based on events occurring after the Closing Date with respect to the Assets and the Transferred Antibody Collection Business. To the extent that after the Closing any party requires any information regarding claim data, payroll or other information in order to make filing with insurance carriers or self insurance regulators from another party hereto, the other party will promptly supply such information. For a period of five (5) years after the Closing Date, each party at their cost shall arrange for the other party to be added as an additional insured on its insurance policies for general liability and products liability, with respect to "claims made" relating to time periods prior to the Closing for the Seller's insurance policies and with respect to "claims made" relating to time periods after the Closing for the Buyer's insurance policies; each party shall arrange for certificates of insurance to be provided to the other party at the other party's reasonable request.

     7.5. Access to Intellectual Property. The Buyer hereby grants to the Seller a perpetual, non-exclusive, royalty-free license to use the Transferred Intellectual Property for any lawful purpose (which may include the operation of additional collection centers). The Seller hereby grants to the Buyer a perpetual, non-exclusive, royalty-free license to use the Retained Intellectual Property for any lawful purpose related to the Transferred Antibody Collection Business (which may include the operation of additional collection centers).

     7.6. Plasma Supply Arrangements. The parties have agreed to certain matters related to the purchase and sale of plasma as specified in Schedule 7.6 attached hereto. Between the date of this Agreement and the Closing Date, the parties shall negotiate and mutually agree upon the terms and form of a "Plasma Supply Agreement" based upon the principal terms specified in such Schedule 7.6, which the parties shall execute and deliver at the Closing. In the event that the parties for whatever reason fail to negotiate and mutually agree upon the terms of the Plasma Supply Agreement at the time of Closing, the provisions of
Schedule 7.6 shall apply and shall have the effect of a binding legal commitment between the parties on the terms thereof until such time as a binding Plasma Supply Agreement is executed and delivered between the parties.

     7.7. Access to Certain Donors. Nothing contained in this Agreement shall preclude the Seller from soliciting and accepting collections from those donors listed on Schedule 7.7 attached hereto. Alternatively, the Buyer shall use commercially reasonable efforts to draw plasma and/or whole blood from such donors for the Seller at the Seller's request assuming the participation of such donors, which shall be supplied to the Seller pursuant to the terms of the Plasma Supply Agreement.

     7.8 Right of First Refusal. In the event that within four (4) years after the Closing Date the Seller proposes to sell, transfer or convey any antibody collection center listed on Schedule 7.8 attached hereto ("Retained Centers") to a party other than an affiliate of the Seller, the Seller shall first offer such Retained Center(s) to the Buyer for purchase by the Buyer by submitting to the Buyer an offer, setting forth the price at which the Seller proposes to sell, transfer or convey the Retained Center(s) and the material terms and conditions of such sale, transfer or conveyance (the "Offer Terms"). The Buyer shall have a period of thirty (30) days to notify the Seller in writing that it elects to purchase all (but not less than all) of the Retained Centers covered by the Offer Terms upon the Offer Terms. The Seller shall promptly provide such due diligence information as is customary or reasonably requested by the Buyer, subject to reasonable confidentiality limitations, during such thirty (30) day period to enable the Buyer to evaluate the Offer Terms. If the Buyer elects not to purchase all of the Retained Centers offered to the Buyer on the Offer Terms or does not give notice of acceptance of the Offer Terms to the Seller during such thirty (30) day period, the Seller shall be free to sell, transfer and convey the Retained Centers covered by the Offer Terms on the Offer Terms provided that a binding agreement with respect to such sale, transfer or conveyance is entered into within one hundred twenty (120) days after the expiration of such thirty (30) day period. For purposes of this Section 7.8, (i) a sale of a controlling interest in the voting stock of the Seller or of all or substantially all of the assets of the Seller, or (ii) a merger or consolidation to which the Seller is a party in which the stockholders of the Seller immediately prior to the merger or consolidation do not own a majority of the voting stock of the surviving corporation immediately after the merger or consolidation shall not constitute a sale, transfer or conveyance of the Retained Centers.

     7.9. Baxter Arbitration.

     (a) The Seller is a party to an arbitration proceeding in Miami, Florida with Baxter Healthcare Corporation entitled Baxter Healthcare Corporation, Claimant, v. Nabi, Respondent, American Arbitration Association No. 32 181 00370 00 (the "Arbitration Proceeding").

     (b) From and after the date hereof until the Closing Date, the Seller shall have, at its expense, the sole and absolute right to control, negotiate, settle ****************** ************* and otherwise deal with the Arbitration Proceeding. The Seller shall keep the Buyer reasonably informed of all developments in the Arbitration Proceeding subject to any obligations of confidentiality required by the Arbitration Proceeding and to the preservation of the attorney-client privilege. During such period, the Buyer shall have the option, at its expense, to participate with the Seller in the prosecution and defense of the Arbitration Proceeding.

     (c) From and after the Closing Date, the Buyer shall assume, at its expense, the sole and absolute right to control, negotiate, settle (subject to the provisions of this Section 7.9) and otherwise deal with the Arbitration Proceeding. ********************************************************************
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     7.10. Additional Necessary Services. To the extent that the Assets, together with the Transition Services, the Shared Services and the rights and services provided to the Buyer pursuant to the provisions of the Exhibits hereto are insufficient to continue the operation of the Transferred Antibody Collection Business substantially as operated prior to the date of this Agreement, the Seller shall provide services to the Buyer as necessary to so continue the Transferred Antibody Collection Business at cost for a maximum period of twelve (12) months from the Closing Date, provided that the Seller performed such services for the Transferred Antibody Collection Business prior to the Closing. Notwithstanding the foregoing, if the Seller notifies the Buyer of its intent to implement organizational changes that may materially affect the Seller's ability to provide such services, the Buyer shall have thirty (30) days to (i) consent to such changes, (ii) decline such changes, whereupon the Seller shall continue to provide such services pursuant to this Section 7.10, or (iii) negotiate an alternative arrangement with the Seller.

     7.11. Further Assurances. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and take such actions, as may be reasonably necessary to transfer, convey, and assign to the Buyer, and to confirm the Buyer's title to, the Assets and to put the Buyer in actual possession and operating control of the Assets including those Assets leased by the Seller for use in the business of the Antibody Collection Group.

                                   ARTICLE 8
                CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

     The obligations of the Buyer under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     8.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by the Seller in the performance of any of its respective covenants and agreements herein which shall not have been remedied or cured; each of the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Buyer or any transaction permitted by
Section 6.4; and there shall have been delivered to the Buyer a certificate to such effect, dated the Closing Date, signed on behalf of the Seller by a duly authorized officer of the Seller.

     8.2. No Restraint. The waiting period under the HSR Act and any applicable foreign statute or regulation shall have expired or been terminated, and no injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated hereby.

     8.3. Consents and Approvals. The consents and approvals identified in
Schedule 8.3 shall have been obtained.

     For purposes of Section 8.1, a representation and warranty shall be deemed to be true and correct in all material respects unless the breach of all representations and warranties involves an aggregate adverse financial impact to the Buyer of five million dollars ($5,000,000) or more. Notwithstanding the failure of any one or more of the foregoing conditions, the Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

                                   ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

     The obligations of the Seller under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     9.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by the Buyer in the performance of any of its respective covenants and agreements herein which shall not have been remedied or cured; each of the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Seller or any transaction permitted by Section 6.4; and there shall have been delivered to the Seller a certificate to such effect, dated the Closing Date, signed on behalf of the Buyer by a duly authorized officer of the Buyer.

     9.2. No Restraint. The waiting period under the HSR Act and any applicable foreign statute or regulation shall have expired or been terminated, and no injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated hereby.

     9.3. Consents and Approvals. The consents and approvals identified in
Schedule 9.3 shall have been obtained.

     For purposes of Section 9.1, a representation and warranty shall be deemed to be true and correct in all material respects unless the breach of all representations and warranties involves an aggregate adverse financial impact to the Seller of be five million dollars ($5,000,000) or more. Notwithstanding the failure of any one or more of the foregoing conditions, the Seller may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.

                                   ARTICLE 10
                                 INDEMNIFICATION

     10.1. Indemnification by the Seller.

     (a) The Seller agrees to indemnify and hold harmless the Buyer from and against any and all damages, losses, obligations, liabilities, claims, actions or causes of actions ("Losses") incurred by the Buyer in connection with or arising from (i) any breach of any warranty or the inaccuracy of any representation of the Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of the Seller pursuant hereto, (ii) any breach by the Seller of, or failure by the Seller to perform, any of its covenants or obligations contained in this Agreement or (iii) the operations of the Transferred Antibody Collection Business prior to the Closing Date (except for the Assumed Employee Liabilities); provided, however, that the Seller shall be required to indemnify and hold harmless under clause (i) of this Section 10.1(a) with respect to Losses incurred by the Buyer only to the extent that:
(w) the amount of Loss suffered by the Buyer related to each individual claim exceeds $50,000; (x) the aggregate amount of Losses incurred by the Buyer for which the Seller is required to indemnify and hold harmless the Buyer pursuant to Section 10.1(a) exceeds $500,000; and (y) that the aggregate amount required to be paid by the Seller pursuant to this Section 10.1(a) shall not exceed the Purchase Price; and (z) that the aggregate amount required to be paid by the Seller pursuant to clause 10.1(a)(i) with respect to Sections 4.4, 4.5, 4.6, 4.8, 4.9, 4.12, 4.13, 4.15 and 4.16 shall not exceed fifty percent (50%) of the Purchase Price.

     (b) The indemnification provided for in Section 10.1(a)(i) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by the Buyer under Section 10.1(a)(i) thereafter), except that the indemnification by the Seller shall continue as to any Losses of which the Buyer has notified the Seller in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this
Section 10.1, as to which the obligation of the Seller shall continue until the liability of the Seller shall have been determined pursuant to this ARTICLE 10, and the Seller shall have reimbursed the Buyer for the full amount of such Losses in accordance with this ARTICLE 10.

     10.2. Indemnification by the Buyer.

     (a) The Buyer agrees to indemnify and hold harmless the Seller from and against any and all Losses incurred by the Seller in connection with or arising from (i) any breach of any warranty or the inaccuracy of any representation of the Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of the Buyer pursuant hereto, (ii) any breach by the Buyer of, or failure by the Buyer to perform, any of its covenants and obligations contained in this Agreement or (iii) the operations of the Transferred Antibody Collection Business following the Closing Date including, without limitation, the use of the Seller's permits and licenses as provided in
Section 1.4, the Buyer's failure to pay, discharge and perform the Assumed Obligations as provided in Section 2.1, the use of names as provided in Section
7.1 and the proper performance by the Seller of the arrangements referred to in
Section 1.3(a).

     (b) The indemnification provided for in Section 10.2(a)(i) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by the Seller under Section 10.2(a)(i) thereafter), except that the indemnification by the Buyer shall continue as to any Losses of which the Seller has notified the Buyer in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.2 as to which the obligation of the Buyer shall continue until the liability of the Buyer shall have been determined pursuant to this ARTICLE 10, and the Buyer shall have reimbursed the Seller for the full amount of such Losses in accordance with this
ARTICLE 10.

     10.3. Notice of Claims.

     (a) Any party (the "Indemnified Party") seeking indemnification hereunder shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a written notice (a "Claim Notice") describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based. The failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 10.3 shall not affect such Indemnified Party's rights under this ARTICLE 10 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.

     (b) In calculating any Loss, there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer). Any indemnity payment hereunder with respect to any Loss shall be calculated on an "After-Tax Basis", which shall mean an amount which is sufficient to compensate the Indemnified Party for the event giving rise to such Loss (the "Indemnified Event"), determined after taking into account (1) all increases in federal, state, local or other taxes (including estimated taxes) payable by the Indemnified Party as a result of the receipt of the indemnity payment (as a result of the indemnity payment being included in income, resulting in a reduction of tax basis, or otherwise); provided, however, that the Buyer and the Seller agree to report each payment made in respect of a Loss as an adjustment to the Purchase Price for federal income tax purposes, (2) all increases in federal, state, local and other taxes (including estimated taxes) payable by the Indemnified Party for all affected taxable years as a result of the Indemnified Event, and (3) all reductions in federal, state, local and foreign taxes (including estimated taxes) payable by the Indemnified Party as a result of the Indemnified Event. All calculations shall be made using reasonable assumptions agreed upon by the Buyer and the Seller and, in the case of any present value calculations, shall be made using the applicable federal rate in effect at the time of the Indemnified Event (based on the Federal mid-term rate) using semi-annual compounding plus two percentage points.

     (c) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this
ARTICLE 10 shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

     10.4. Third Person Claims.

     (a) In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third party against the Indemnified Party, such Indemnified Party must promptly notify the Indemnitor in writing, and in reasonable detail, of the third party claim after receipt by such Indemnified Party of written notice of the third party claim, but the failure to so notify the Indemnitor shall not relieve it of any liability it may have to the Indemnified Party except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor. Thereafter, the Indemnified Party shall deliver to the Indemnitor copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third party claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third party claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint after receipt thereof and shall deliver to the Indemnitor after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third party claim.

     (b) In the event of the initiation of any legal proceeding against the Indemnified Party by a third party, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. Without the consent of the other party, such consent not to be unreasonably withheld if the settlement only requires the payment of money, neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier's check within 30 days after the date of such notice.

     10.5. Limitations.

     (a) In any case where an Indemnified Party recovers from third parties any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this ARTICLE 10, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

     (b) Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief, if the Closing occurs, this ARTICLE 10 shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the transactions contemplated hereby.

     10.6. Mitigation. Each of the parties agree to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

                                   ARTICLE 11
                                   TERMINATION

     11.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

     (a) by the mutual consent of the Buyer and the Seller;

     (b) by the Buyer in the event of any material breach by the Seller of any of the Seller's agreements, representations or warranties contained herein and the failure of the Seller to cure such breach within 30 days after receipt of notice from the Buyer requesting such breach to be cured;

     (c) by the Seller in the event of any material breach by the Buyer of any of the Buyer's agreements, representations or warranties contained herein and the failure of the Buyer to cure such breach within 30 days after receipt of notice from the Seller requesting such breach to be cured;

     (d) by the Buyer or the Seller if any court of competent jurisdiction shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; or

     (e) by the Buyer or the Seller, if the Closing shall not have occurred on or before October 30th, 2001 (or such later date as may be agreed to in writing by the Buyer and the Seller); provided, however, that if the Closing shall not have occurred because the waiting period under the HSR Act shall not have expired or been terminated, either party may extend the October 30th, 2001 date to up to November 30th, 2001; and provided, further, that if the cause of delay of the Closing is due in whole or in substantial part to the default of a party, such party in default shall not have the right to terminate this Agreement pursuant to this clause (e).

     11.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give written notice of such termination to the other parties to this Agreement.

     11.3. Effect of Termination. In the event that this Agreement shall be terminated pursuant to this ARTICLE 11, all further obligations of the parties under this Agreement (other than Sections 12.2 and 12.10) shall be terminated without further liability of either party to the other; provided, that, nothing herein shall relieve any party from liability for its willful breach of this Agreement.

                                   ARTICLE 12
                               GENERAL PROVISIONS

     12.1. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement through the period during which claims for indemnification in respect thereof may be made pursuant to ARTICLE 10 (at which time all representations and warranties shall terminate).

     12.2. Confidential Nature of Information. Each party hereto agrees that all documents, materials and other information which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparations of this Agreement and other related documents shall be held in confidence pursuant to the letter agreement between the parties dated April 4, 2001 (the "Confidentiality Agreement"), provided that from and after the Closing the Buyer may use and disclose such documents, materials and other information in its sole discretion (unless such documents, materials and other information otherwise prohibit such use and disclosure).

     12.3 No Public Announcement. Neither the Buyer, on the one hand, nor the Seller, on the other hand, shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and disclosure obligations of the Securities and

Exchange Commission or the rules of any stock exchange or Nasdaq or to enable the Buyer to obtain debt or equity financing.

     12.4. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

     If to the Buyer, to:

                CSL Limited
                45 Poplar Road
                Parkville, Victoria 3052
                Australia
                Attention:  Brian McNamee
                            Managing Director

     with a copy to:

                CSL Limited
                45 Poplar Road
                Parkville, Victoria 3052
                Australia
                Attention:  Peter Turvey, Esq.
                            General Counsel

     If to the Seller, to:

                Nabi
                5800 Park of Commerce Boulevard, N.W.
                Boca Raton, FL  33487
                Attention:  Thomas H. McLain
                            Executive Vice President
                            and Chief Operating Officer
                                   and
                            Anna E. Mack, Esq.
                            Senior Director and General Counsel

     with a copy to:

                Nutter, McClennen & Fish, LLP
                One International Place
                Boston, MA  02110-2699
                Attention:  Constantine Alexander, Esq.

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

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

     12.5. Successors and Assigns

     (a) The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other party, provided that the Buyer may assign this Agreement or its rights hereunder to one or more subsidiaries of the Buyer without the consent of the Seller. No such assignment shall relieve the Buyer from any obligation or liability under this Agreement.

     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person, other than the parties and successors and assigns permitted by this Section 12.5 any right, remedy or claim under or by reason of this Agreement.

     12.6. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

     12.7. Interpretation.

     (a) Articles, title and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

     (b) The parties acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

     12.8. "Seller's Knowledge" Defined. For purposes of this Agreement, "Seller's knowledge" means, as to a particular matter, (a) the actual knowledge of the following persons: Chief Executive Officer; Executive Vice President and Chief Operating Officer; Chief Financial Officer; Senior Vice President, Manufacturing Operations; and General Counsel and (b) that knowledge that would be obtained or for which a reason to believe would ordinarily develop upon customary (within the industry) and reasonably prudent inquiry into or analysis of the matter at hand.

     12.9. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereto or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     12.10. Expenses; Taxes.

     (a) Each party hereto will pay all costs and expenses incident to its negotiations and preparation of this Agreement and to the performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

     (b) The Buyer shall pay all sales and other taxes imposed by any governmental entity in connection with the transfer of the Assets, excluding any taxes on or measured by the Seller's net income.

     12.11. Currency. All dollar amounts set forth in this Agreement are expressed in currency of the United States of America, and all payments to be made pursuant to this Agreement shall be made in United States of America dollars.

     12.12. Partial Invalidity. Wherever possible, each provision hereof shall interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof, unless such a construction would be unreasonable.

     12.13. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the Seller and the Buyer.

     12.14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

     12.15. Disclaimer of Warranties. The Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to the Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED BY THE SELLER PURSUANT TO SECTION 8.1, THE SELLER IS SELLING THE ASSETS ON AN "AS IS, WHERE IS" BASIS AND THE SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES, WHETHER EXPRESS OR IMPLIED AND THE SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. The Buyer acknowledges that neither the Seller nor any of its representatives nor any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries or schedules heretofore made available by the Seller or its representatives to the Buyer or any other information which is not included in this Agreement or the Schedules hereto, and neither the Seller nor any of its representatives nor any other person will have or be subject to any liability to the Buyer or any other person resulting from the distribution of any such information to, or use of any such information by, the Buyer or any of its agents, consultants, accountants, counsel or other representatives.

               [Remainder of this page left blank intentionally.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                     NABI

                                     By
                                       ---------------------------------
                                       Name:
                                       Title:

                                     CSL LIMITED


                                     By
                                       ---------------------------------
                                       Name:
                                       Title:


                                     By
                                       ---------------------------------
                                       Name:
                                       Title: